Exhibit 99.1

NCS Multistage Holdings, Inc. 19350 State Highway 249, Suite 600 Houston, Texas 77070

PRESS RELEASE

NCS MULTISTAGE HOLDINGS, INC. ANNOUNCES ANTICIPATED COMPLETION OF REVERSE STOCK SPLIT

HOUSTON, November 30, 2020 – NCS Multistage Holdings, Inc. (NASDAQ: NCSM) (the “Company,” “NCS,” “we” or “us”) today announced that it has filed a Certificate of Amendment to the Second Amended and Restated Certificate of Incorporation to effect, on December 1, 2020, a 1-for-20 reverse stock split of its shares of common stock, as previously disclosed in its filings with the Securities and Exchange Commission. The Company’s common stock will begin trading on a split-adjusted basis when the market opens on December 1, 2020. The number of authorized shares of NCS common stock has also been reduced from 225,000,000 to 11,250,000.

The Company’s shares of common stock will continue to trade on the NASDAQ under the symbol “NCSM” but will trade under a new CUSIP number. The reverse stock split is intended to increase the market price per share of the Company’s common stock in order to comply with NASDAQ’s continued listing standards relating to minimum price per share.

NCS Multistage Holdings, Inc. is a leading provider of highly engineered products and support services that facilitate the optimization of oil and natural gas well completions and field development strategies. NCS provides products and services to exploration and production companies for use in horizontal wells in unconventional oil and natural gas formations throughout North America and in selected international markets, including Argentina, China, Russia, the Middle East and the North Sea. NCS’s common stock is traded on the NASDAQ Global Select Market under the symbol “NCSM.” Additional information is available on the website, www.ncsmultistage.com.

Forward Looking Statements

This press release contains forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, including statements regarding the anticipated effectiveness of the reverse stock split, the per share price of the Company’s common stock and our compliance with NASDAQ listing standards.  Any forward-looking statement made by the Company in this press release speaks only as of the date on which the Company makes it. Factors or events that could cause the Company’s actual results to differ may emerge from time to time, including the risk factors described in our Annual Report on Form 10-K under Item 1A. “Risk Factors,” as may be updated, amended or modified in the Company’s filings made from time to time with the Securities and Exchange Commission, and it is not possible for the Company to predict all of them. The Company undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future developments or otherwise, except as may be required by law.

Contact:

Ryan Hummer

Chief Financial Officer

+1 281-453-2222

IR@ncsmultistage.com